UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2019

S&W SEED COMPANY

(Exact name of registrant as specified in Its charter)

Nevada	001-34719	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2102 Ken Pratt Blvd, Suite 201 Longmont, CO	80501
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (720) 506-9191

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	SANW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the consummation of the Loan Agreement described in Item 2.03 below, on December 27, 2019, the S&W Seed Company (the “Company”) terminated its Credit and Security Agreement, dated September 22, 2015 (as amended, the “KeyBank Agreement”), with KeyBank National Association (“KeyBank”). In connection with such termination, the Company paid KeyBank approximately $5.9 million in aggregate principal, interest and fees that were outstanding and payable under the KeyBank Agreement at the time of its termination, and all liens on the assets of the Company and its subsidiaries guaranteeing such facility, together with such subsidiary guarantees, were released and terminated. The KeyBank Agreement had provided for borrowings of up to a $45.0 million revolving line of credit.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Loan and Security Agreement with CIBC

On December 26, 2019, the Company entered into a $35.0 million aggregate principal amount (the “Credit Facility”) Loan and Security Agreement (the “Loan Agreement”) by and among the Company, Seed Holding, LLC, a wholly owned subsidiary of the Company (“Seed Holding”), Stevia California, LLC, a wholly owned subsidiary of the Company (“Stevia” and together with the Company and Seed Holding, the “Borrowers”), and CIBC Bank USA (“CIBC”). The following is a summary of the terms of the Credit Facility:

•

Advances under the Credit Facility are to be used: (i) to refinance the Company’s existing outstanding indebtedness; (ii) to finance the Borrowers’ ongoing working capital requirements; and (iii) for general corporate purposes. The Company may also use a portion of the Credit Facility to finance permitted acquisitions and related costs.

•	All amounts due and owing, including, but not limited to, accrued and unpaid principal and interest due under the Credit Facility, will be payable in full on December 26, 2022.
•

The Credit Facility generally establishes a borrowing base of up to 85% of eligible domestic accounts receivable (90% of eligible foreign accounts receivable) plus up to the lesser of (i) 65% of eligible inventory, (ii) 85% of the appraised net orderly liquidation value of eligible inventory, and (iii) an eligible inventory sublimit as more fully set forth in the Loan Agreement, in each case, subject to lender reserves.

•

Loans may be based on (i) a Base Rate plus 0.5% per annum or (ii) LIBOR Rate plus 2.5% per annum (both as defined in the Loan Agreement), generally at the Borrowers’ option. In the event of a default, at the option of CIBC and the Required Lenders (as defined in the Loan Agreement), the interest rate on all obligations owing will increase by 2% per annum over the rate otherwise applicable.

•	The Credit Facility is secured by a first priority perfected security interest in substantially all of the Borrowers’ assets (subject to certain exceptions), including intellectual property.
•

The Loan Agreement contains customary representations and warranties, affirmative and negative covenants and customary events of default that permit CIBC to accelerate the Borrowers’ outstanding obligations under the Credit Facility, all as set forth in the Loan Agreement and related documents. The Credit Facility also contains customary and usual financial covenants imposed by CIBC.

The foregoing description of the Credit Facility and the Loan Agreement is only a summary and is qualified in its entirety by reference to the Loan Agreement. The Company intends to file a copy of the Loan Agreement as an exhibit to its Quarterly Report on Form 10-Q for its fiscal quarter ending December 31, 2019.

Amendment to Promissory Note

On December 24, 2019 (the “Effective Date”), the Company entered into an Amendment to Note (the “Amendment”) with Rooster Capital LLC, a Delaware limited liability company (“Rooster Capital”), relating to the secured promissory note the Company previously issued in favor of Conterra Agricultural Capital, LLC (“Conterra”) on November 30, 2017 (the “Note”), which was subsequently assigned by Conterra to Rooster Capital. Pursuant to the Amendment, the Company extended the maturity date of the Note to November 30, 2022. Pursuant to the Note and the Amendment, the Company is required to pay the following remaining amounts to Rooster Capital: (i) a one-time extension fee equal to $46,447.00, payable as of the Effective Date; (ii) a principal and interest payment of approximately $515,711 on January 1, 2020; (iii) five consecutive semi-annual principal and interest payments of approximately $454,185, beginning on July 1, 2020; and (iv) a one-time final payment of approximately $8,957,095 on November 30, 2022.

The foregoing description of the Amendment is only a summary and is qualified in its entirety by reference to the Amendment. The Company intends to file a copy of the Amendment as an exhibit to its Quarterly Report on Form 10-Q for its fiscal quarter ending December 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S&W SEED COMPANY

Dated: December 31, 2019
	By:	/s/ Matthew K. Szot
Matthew K. Szot
Executive Vice President of Finance and Administration and Chief Financial Officer